Exhibit 99.1

For Immediate Release:	May 23, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622 mshaw@rockvillebank.com	860-291-3765 ajeamel@rockvillebank.com

Rockville Financial, Inc. Announces Completion of Stock Repurchase Plan

ROCKVILLE, Conn., May 23, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced that it completed the remaining authorized repurchases under its first stock purchase program, which had approximately 342,000 shares available for repurchase when the Company announced the approval of a new program earlier this week. The first stock buyback plan was initiated in March 2012 when the Company reached the one year anniversary of its March 3, 2011 stock conversion. Under this plan, the Company was authorized to repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of May 20, 2013, the Company had repurchased all of the shares authorized in the program at an average cost of $12.36 per share. The average closing price of the Company’s common stock over this time period was $12.35 per share, which was 109% of the Company’s March 31, 2013 tangible book value of $11.38.

“We are pleased to be announcing the completion of our first stock repurchase program,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. “The Company obtained Board approval and regulatory non-objection for a new buyback plan prior to completing the first program in order to maintain our ability to repurchase shares in the market. Rockville is committed to delivering shareholder value and the effective and efficient use of excess capital. We view repurchases as an important capital management tool available to reach that goal.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank established a New Haven County Commercial Banking Office in Hamden, Conn., and recently opened a full-service Banking Center in West Hartford, Conn. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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